(logo) PACIFIC LIFE

ANNUAL STATEMENT OF COMPLIANCE

Per the applicable Servicing Agreement for each of the transactions listed on Schedule I hereto, the undersigned, a duly authorized officer of Pacific Life Insurance Company, in its applicable capacity as listed on Schedule I (“Pacific Life”), hereby certifies as follows as of and for the period January 1, 2022 through October 31, 2022 (the “Reporting Period”):

1.             A review of Pacific Life’s activities during the Reporting Period and of its performance under the applicable Servicing Agreement has been made under such officer’s supervision; and

2.             To the best of such officer’s knowledge, based on such review, Pacific Life has fulfilled all of its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 1st day of March 2023.

PACIFIC LIFE INSURANCE COMPANY

By: /s/ DeAnne Reed

Name: DeAnne Reed

Title: Assistant Vice President

SCHEDULE I

Transaction	Capacity

DBJPM 2016-SFC Benchmark 2019-B12 Mortgage Trust Houston Galleria Mall Trust 2015-HGLR CSMC 2020-WEST WP Glimcher Mall Trust 2015-WPG	Special Servicer - Westfield San Francisco Centre Special Servicer - Woodlands Mall Special Servicer - Houston Galleria Mall Special Servicer - The Westchester Special Servicer - Scottsdale Quarter

PACIFIC LIFE INSURANCE COMPANY

700 Newport Center Drive, Newport Beach, California 92660-6307, Telephone (949) 219-3011